Exhibit 99.1

Investor Relations Contact:	Public Relations Contact:
Stephanie Prince / Jody Burfening	Ed Harrison
LHA	fama PR
(212) 838-3777	(617) 986-5003
sprince@lhai.com or ir@augme.com	ed@famapr.com

Augme Technologies Appoints Robert F. Hussey as Interim Chief Executive Officer

Paul Arena to Remain on Augme Board of Directors

NEW YORK — September 18, 2012 — Augme Technologies, Inc. (OTCBB: AUGT), (“Augme” or the “Company”), a technology and services leader in interactive media and mobile marketing, today announced that Robert F. Hussey has been appointed Interim Chief Executive Officer of parent company Augme Technologies, Inc. and its wholly-owned subsidiary, Hipcricket, Inc., effective immediately. Mr. Hussey is a member of Augme’s Board of Directors and previously served as Augme’s Interim COO from June 21, 2012 to September 4, 2012. Mr. Hussey replaces Paul Arena, who has served as CEO since June 8, 2010 and Chairman since October 5, 2011. Mr. Arena will remain a member of Augme’s Board of Directors.

“With sequential revenue growth in the second fiscal quarter of 20%-24% and an outlook for continued strong sequential quarterly revenue growth for the balance of the fiscal year, it became increasingly important at this stage of the Company’s growth to more strategically focus the Company’s resources on growing our Hipcricket business most efficiently while continuing to support our IP assets. Therefore, the Board has decided that a change at the CEO level is more in alignment with the Company’s needs at this time,” said Robert F. Hussey, CEO. “On behalf of the Board of Directors, I would like to thank Paul Arena for his many contributions as Chairman and Chief Executive Officer. With a solid foundation and building momentum, supported by our marquee customer base, we’re confident that we have the right pieces in place to begin to deliver financial results commensurate with the opportunities in the expanding mobile marketing and advertising industry.”

“The Board and I agreed that Augme would benefit from a CEO with differentiating operational skills to lead it to its next stage of growth. Given his experience, Bob Hussey is the right person to step into the role. As a director of Augme, I will continue to provide guidance and support to the Company and its management team,” commented Paul Arena.

Sandy Purcell, who joined Augme’s Board of Directors in November, 2011, resigned his position as well due to his expanding international business responsibilities.

About Augme Technologies, Inc.

Augme® Technologies, Inc. (AUGT.OB) provides strategic services and mobile marketing technology to leading consumer and healthcare brands. Selling its products and services under the Hipcricket brand, Augme’s platform has provided measurable successes across an industry-leading 200,000+ campaigns for its clients, which include many of America’s brand-name leaders (e.g., Macy’s, MillerCoors, Nestle, Clear Channel) in a variety of industries, along with their agencies.

Augme’s offerings allow marketers, brands, and agencies to plan, create, test, deploy, and track mobile marketing programs across every mobile channel, including SMS, MMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. Augme’s AD LIFE® platform facilitates consumer brand interaction and the ability to track and analyze campaign results. Using its own patented device-detection and proprietary mobile content adaptation software, AD LIFE® solves the mobile marketing industry problem of disparate operating systems, device types, and on-screen mobile content rendering. Augme also provides business-to-consumer solutions, including national mobile couponing campaigns, strategic mobile healthcare tools, custom mobile application development, and consumer data tracking and analytics. In addition to AD LIFE®, Augme in 2011 acquired the assets of Hipcricket, Inc. and JAGTAG, Inc. and licenses the digital broadcast platform BOOMBOX®. The Company’s industry-leading patent portfolio includes 13 issued patents and over 80 pending patents in the U.S. and internationally with over 2,000 claims in the Technology, Media and Telecommunications (‘TMT’) space. Augme is headquartered in New York City, with operations in Seattle, Atlanta, Dallas, Los Angeles, San Francisco, Chicago, Miami and Tucson. For more information visit www.augme.com or www.hipcricket.com.

Augme Technologies™, Hipcricket®, Augme®, AD LIFE®, BOOMBOX®, AD SERVE® and the Augme logo are trademarks of Augme Technologies, Inc. All rights reserved. 2009-12.

Forward-Looking Statements

This release includes forward-looking statements. All statements regarding our expected future financial position, including management’s revenue guidance, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “ and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in Augme’s Form 10-K for the year ended February 29, 2012 and more recent reports and registration statements filed with the SEC. Augme Technologies, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.

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